Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 28, 2008, by and between FLAGSHIP GLOBAL HEALTH, INC., a Delaware corporation (along with its successors and assigns, the “Company”), and Mark Gardy, MD (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the Company and Executive agree as follows:

1. Employment.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder shall commence as of February 28, 2008 (the “Effective Date”) and continue until the anniversary of the Effective Date, with automatic one (1) year extensions thereafter, unless otherwise terminated pursuant to Section 3 of the Agreement (such period, the “Employment Period”).

(b) Position, Place of Performance and Duties. Executive will serve as the Company’s Senior Vice President, Chief Medical Officer, and Executive shall report directly to the Company’s Chief Executive Officer (“CEO”). Executive will have the responsibilities, duties and authority commensurate with the position of Senior Vice President, Chief Medical Officer, and Executive will perform such other services of an executive nature as may be prescribed from time to time by the CEO. Executive will generally perform his services hereunder at the Company’s principal offices in New York, or such other place as may be agreed to by Executive and the CEO. During the Employment Period, Executive will be available to travel for business at such times and to such places as may be reasonably necessary in connection with the performance of his duties hereunder, including, but not limited to, anywhere in the United States, the Middle East, Asia and Europe. Executive shall devote his full business time and efforts to the performance of his duties hereunder. For the duration of the Employment Period, Executive agrees not to actively engage in any other employment for any remuneration. Notwithstanding the foregoing sentence, Executive may serve in any capacity with any civic, educational or charitable organization, subject to Executive’s obligations under this Agreement and any agreement contemplated under Section 5 of this Agreement; provided, however, that Executive may not serve as an officer, director or trustee with respect to more than two (2) such organizations.

2. Compensation.

(a) Base Salary. During the Employment Period, the Company will pay Executive a base salary at the annual rate of $260,000.00, which amount will be reviewed annually and subject to adjustment at the good faith discretion of the Board (or the Compensation Committee of the Board (the “Compensation Committee”)), including without limitation, discretionary cost of living adjustments (as adjusted from time to time, the “Base Salary”). The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time.

(b) Annual Bonus. During the Employment Period, based on Executive’s performance relative to targets set by the Board and/or the Compensation Committee in its sole discretion, and subject to the overall performance of the Company, Executive will be eligible to receive annual bonuses, with a target bonus of up to 100% of Base Salary, in accordance with the terms and conditions established by the Board and/or the Compensation Committee from time to time.

(c) Equity Compensation. On March 31, 2008, Executive will be granted an incentive stock option to purchase an additional 400,000 shares of the Company's common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Option”). The Option will vest 25% on the date of grant and the balance vesting ratably over a three-year period commencing on the first anniversary following the date of grant. The Option will be subject to the terms, definitions and provisions of the 2006 Amended and Restated Stock Option Plan, and the accompanying stock option agreement under which it is granted. In addition, Executive may further be entitled to annual option grants as part of the annual review process at the discretion of the Board and the Compensation Committee.

(d) Vacation. During the Employment Period, Executive will be entitled to (i) three (3) weeks paid vacation in each calendar year (to be taken at such times and in such number of days as Executive and the Company shall mutually agree), (ii) paid sick days as needed due to illness or other incapacity, and (iii) paid Company holidays, all in accordance with the Company’s policies for its senior executives as in effect from time to time. Any accrued unused vacation may be carried over from one year to the following year, provided that no more than two (2) weeks vacation may be carried over at any time.

(e) Benefits. During the Employment Period, Executive (and his eligible dependents) will be entitled to participate in the same manner as the Company’s other senior executives in any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally; provided that the Company reserves the right to cancel or change any of its employee benefit plans and programs at any time.

(f) Reimbursement of Expenses. During the Employment Period, the Company will reimburse Executive for all out-of-pocket business expenses that are incurred by him in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Without limiting the generality of the foregoing, the Company shall pay or reimburse Executive for charges relating to the use of his cellular phone and reasonable business travel expenses.

3. Termination. Executive’s employment hereunder will terminate upon the first to occur of the following:

(a) Executive’s death;

(b) by the Company in the event of Executive’s Disability (as defined below);

(c) by the Company for Cause (as defined below);

(d) by the Company without Cause; or

(e) by Executive, with or without Good Reason (as defined below).

For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” means: (i) Executive’s conviction of, or plea of nolo contendere to, a felony, or a crime involving dishonesty, disloyalty or moral turpitude; (ii) Executive’s willful disloyalty or deliberate dishonesty; (iii) the commission by Executive of an act of fraud or embezzlement against the Company; (iv) Executive’s failure to use his good faith efforts to perform in all material respects such duties as are contemplated by this Agreement, or to follow any lawful direction of the Board or any committee thereof; (v) Executive’s gross negligence in the performance of his duties hereunder; or (vi) a material breach by Executive of any provision of this Agreement or of any Company policy, which breach is not cured within thirty (30) days after delivery by the Company to Executive of written notice of such breach, provided that, if such breach is not capable of being cured within such 30-day period, Executive will have a reasonable additional period to cure such breach. No act or omission on Executive’s part will be considered “willful” unless done, or admitted to be done, by Executive in bad faith or without his reasonable belief that such act or omission was in the best interests of the Company. Any determination of “Cause” shall be made in good faith by a majority vote of the Board.

“Disability” means Executive’s mental, physical or other disability, the condition of which renders him incapable of performing his obligations under this Agreement for a period of ninety (90) consecutive days or an aggregate of one hundred twenty (120) days (whether or not consecutive) in any twelve (12)-month period. Any determination of “Disability” shall be made in good faith by a majority vote of the Board.

“Good Reason” means the occurrence of any of the following events, without the Executive’s written consent, at any time during the Executive’s employment: (A) a material diminution in the Executive’s annual base compensation; (B) a material diminution in the Executive’s authority, duties or responsibilities; (C) a material diminution in authority, duties or responsibilities of the supervisor to whom the Executive reports, including a requirement to report to an officer or other employee, rather than directly to the Board (or similar governing body); (D) a material diminution in the budget over which the Executive retains authority (if applicable); (E) a relocation of the Company’s principal office by fifty (50) miles or more from its location on the date of this Agreement, or (F) any other action or inaction that constitutes a material breach under this Agreement.

4. Termination Procedures; Effect of Termination.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or Executive (other than termination on account of Executive’s death) shall be communicated by written notice (a “Notice of Termination”) to the other party hereto in accordance with Section 7(a) below, which notice shall indicate the specific termination provision in Section 3 of this Agreement relied upon and, if the termination is by the Company for Cause or by Executive for Good Reason, the specific reasons therefor.

(b) Date of Termination. As used herein, “Date of Termination” shall mean: (i) if Executive’s employment is terminated as a result of Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by reason of Executive’s Disability, on the date Notice of Termination is given or such later date specified in the Notice of Termination as the effective date of termination; (iii) if Executive’s employment is terminated by the Company for Cause, on the date Notice of Termination is given or such later date specified in the Notice of Termination as the effective date of termination; (iv) if Executive’s employment is terminated by the Company without Cause, such date which is specified in the Notice of Termination as the effective date of termination, which date shall be at least thirty (30) days following the date the Notice of Termination is given; and (v) if Executive’s employment is terminated by Executive, with or without Good Reason, such date which is specified in the Notice of Termination as the effective date of termination, which date shall be at least thirty (30) days following the date the Notice of Termination is given.

(c) Compensation Upon Termination.

(i) Upon any termination of Executive’s employment, the Company will pay the Accrued Obligations (as defined below) to Executive (or to his estate or legal representative, if applicable) on or promptly following the Date of Termination. For purposes of this Agreement, “Accrued Obligations” means (A) the portion of Executive’s Base Salary as has accrued up through the Date of Termination which the Executive has not yet been paid, (B) an amount equal to any unpaid bonus which has already been earned and awarded by the Board and/or the Compensation Committee through the Date of Termination, (C) an amount equal to the value of Executive’s accrued unused vacation days, and (D) the amount of expenses incurred by Executive on behalf of the Company prior to the Date of Termination and not yet reimbursed as of such date.

(ii) In addition to the Accrued Obligations, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (and other than due to Executive’s death or Disability), then in exchange for Executive’s execution and delivery to the Company of a full general release (which Executive does not later revoke in accordance with its terms), in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company, and any subsidiary or related entity, and their respective officers, directors, employees and agents, the Company will (A) within thirty (30) days following the Date of Termination, pay to Executive (or his estate or legal representative if applicable) a lump-sum severance payment equal to the sum of (x) one year of his then current Base Salary and (y) the greater of Executive’s annual bonus paid for the year prior to the Date of Termination or Executive’s target annual bonus for the year in which the Date of Termination occurs, and (B) upon proper election of continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s group health plans, continue to pay the group medical and dental COBRA premiums for Executive and Executive’s eligible dependents until the earliest of (x) the date Executive first becomes eligible for coverage under a subsequent employer’s applicable group health plan(s), (y) the date such coverage terminates under applicable law, or (z) twelve (12) months after the Date of Termination.

Notwithstanding any other provision with respect to the timing of payments under this Section 4(c), if, at the time of Executive’s termination, Executive is deemed to be a “specified employee”  (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 4(c) which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the Date of Termination, at which time Executive shall be paid an aggregate amount of any withheld payments otherwise due under Section 4(c), as applicable.

(d) Certain Additional Payments by the Company

(i) In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment” and collectively “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or would be within $1,000 of triggering such excise tax), then Total Payments shall be reduced (but not below zero) so that the maximum amount of Total Payments (after reduction) shall be $1,000 less than the amount that would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code (as so reduced, the “280G Limitation Amount”). References to Section 4999 of the Code shall include any successor provision or any similar excise tax. The Executive shall not be entitled to an increased payment from the Company for any excise, additional, or other tax, penalty, or interest as a result of this Agreement. Any payment reductions under this subsection (a) shall be made first from cash payments.

(ii) All determinations required to be made under this Section 4(d), including whether and when Total Payments should or should not be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a “Consulting Firm,” which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants selected by the Company. The Consulting Firm shall provide detailed supporting calculations regarding such determination both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Consulting Firm shall be borne solely by the Company. Any determination by the Consulting Firm shall be binding upon the Company and the Executive, and no later determination shall obligate the Company to make any payment or adjustment to the Total Payments made to the Executive.

(e) Other Provisions. Upon any termination of Executive’s employment, 100% of the Executive’s then outstanding and unvested stock options shall immediately vest and become exercisable as of such termination and remain exercisable for a period of one year thereafter, but in no event later than the originally scheduled expiration without regard to such termination. The amount of any benefit due to Executive after the date of such termination pursuant to this Agreement will not be reduced or offset by any payment or benefit that Executive may receive from any other source.

5. Restrictive Covenants. On the Effective Date, Executive will enter into a confidentiality, non-competition, non-solicitation, assignment of inventions and non-disparagement agreement (the “Non-Competition Agreement”), substantially in the form of the Company’s standard agreement used for such purposes, and the non-competition and non-solicitation covenants shall last for one year following the Date of Termination. Notwithstanding anything to the contrary herein, the Company’s obligation to make payments to the Executive pursuant to Section 4(c)(ii) shall immediately cease upon the Executive’s willful or intentional material breach of any of the Non-Competition Agreement.

6. Indemnification. The Company shall, to the fullest extent permitted by law and by its Certificate of Incorporation and Bylaws, indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing his duties to the Company, and the Company shall at all times during Executive’s employment with the Company, maintain directors’ and officers’ liability insurance, at and upon commercially reasonable terms and limits.

7. General.

(a) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (A) if by hand, at the time of the delivery thereof to the receiving party, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (C) if sent by registered or certified mail, on the third business day following the day such mailing is made. All notices, requests, consents and other communications hereunder will be sent as follows:

If to the Company:	Flagship Global Health, Inc.
220 West 42nd Street
New York, NY 10036
Attention: Director of Human Resources

If to Executive:	Mark Gardy, MD
61 Roosevelt Avenue
North Caldwell, NJ 07006

(b) Entire Agreement. This Agreement (together with any other agreements referenced herein) embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Successors and Assigns; Third Party Beneficiaries. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors, heirs, executors and permitted assigns of each party hereto. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Executive may not assign any of Executive’s rights to compensation or other benefits under this Agreement, except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and (except for Executive’s estate or other legal representative) no person or entity will be regarded as a third-party beneficiary of this Agreement.

(f) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

(g) Dispute Resolution. Any disputes, claims or controversies arising under the Agreement between Company and Executive shall be settled by final and binding arbitration before the American Arbitration Association in New York, NY.

(h) Severability. The parties intend this Agreement to be enforced as written. However, if any court of competent jurisdiction determines any provision, or any portion thereof, of this Agreement to be unenforceable or invalid, then such provision shall be deemed limited to the extent that such court deems it valid or enforceable and the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

(i) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(j) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(k) Expenses. Each party shall bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement. The prevailing party in any legal proceeding to enforce this Agreement shall be entitled to legal fees and costs reasonably incurred.

(l) Withholdings. The Company will deduct from each payment to be made to Executive under this Agreement such amounts, if any, required to be deducted or withheld under applicable law.

(m) Tax Consequences. Executive hereby acknowledges and agrees that the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, including, without limitation, by operation of Code Section 409A, or any successor statute, regulation or guidance thereto.

(n) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

(o) Opportunity to Review. Executive hereby acknowledges that Executive has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that Executive has had the opportunity to consult with counsel of Executive’s own choosing regarding such terms.  Executive further acknowledges that Executive fully understands the terms of this Agreement and has voluntarily executed this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date and year first above written.

FLAGSHIP GLOBAL HEALTH, INC.

/s/ Brian Stafford
By:	Brian Stafford
Chairman, Compensation Committee
Flagship Global Health, Inc. Board of Directors

EXECUTIVE

/s/ Mark Gardy, MD
Mark Gardy, MD
SVP, Chief Medical Officer